UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 3, 2009

Servotronics, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-07109

Delaware	16-0837866
(State or other jurisdiction	(IRS Employer
Of incorporation)	Identification No.)

1110 Maple Street
Elma, New York 14059-0300
(Address of principal executive offices, including zip code)

(716) 655-5990
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

On November 3, 2009, Registrant Servotronics, Inc. ("Servotronics") and Aero Metal Products, Inc. ("Aero Metal"), a recently formed corporation which is a wholly owned subsidiary of Servotronics, entered into agreements which will provide Aero Metal with certain additional capabilities and facilities in which to expand Servotronics product lines and consolidate certain production.  The first agreement, a Personal Property Lease, was entered into among Servotronics, Aero Metal and Aero Inc. ("Aero" or "Lessor"), a corporation which has a hot-forge product manufacturing and sales capability located in South Central United States.

Servotronics executed the Personal Property Lease solely for the purpose of guaranteeing the performance of Aero Metal as Lessee under the Personal Property Lease.

The Personal Property Lease will expire on November 3, 2016.  Aero will pay Lessor a monthly rental of $7,500.  Either Lessor or Aero Metal may terminate this lease prior to the expiration date upon 12-months prior written notice to the other party.

Aero Metal may use and operate the leased personal property at its current location, but may not remove any such property without Lessor's prior written consent.  On expiration of the Personal Property Lease, Aero Metal may elect to purchase all of the leased Personal Property at a total purchase price of $1,000 (provided that the lease expiration was not due to a lease violation by Lessee).  The leased Personal Property is currently encumbered by a Uniform Commercial Code filing statement.  Lessor must deliver clear title free of liens and encumbrances if Lessee exercises its purchase rights on lease expiration.  If Lessee does not exercise its purchase rights, Lessor will retain ownership of the leased personal property subject to any outstanding rights of others.

During the Lease Term, Aero Metal will maintain casualty insurance on the leased personal property and will bear all risk of casualty to such property, in each case for the benefit and reimbursement of Aero.

Each of Lessor and Aero Metal will indemnify the other and hold it harmless for all loss, costs and damages as defined in the lease, resulting from the other party's breach of the lease agreement.

If Aero Metal does not exercise its purchase rights on expiration/termination of the Personal Property Lease, it must deliver the Personal Property to Aero in the condition in which it received it, reasonable wear and tear excepted.

The foregoing summary does not purport to include every provision of the agreement referred to in the summary.  The agreements are reproduced in their entirety in Exhibits 10.1 through 10.3 to this Form 8-K Report, and Readers of this Report are referred to those Exhibits for the full text of the Agreement.

Real Property Lease
Concurrently with the execution of the Personal Property Lease, each of Servotronics, Aero and Aero Metal executed a lease (the "Real Property Lease") of certain real property and improvements owned by Aero.  Aero Metal is the "Tenant", and Servotronics has executed that Real Property Lease solely for the purpose of guaranteeing Aero Metal's performance as Tenant.  The leased real property includes the manufacturing plant which contains the personal property which Aero Metal leases pursuant to the Personal Property Lease.  The effective date of the Real Property Lease is November 3, 2009, and the lease terminates at midnight, November 3, 2010 (as to each event, in Central Standard time).

The rental to be paid to Aero as Landlord is $5,000 per month.  The total yearly rent of $60,000 is payable to Landlord in advance upon the execution of the Lease.

The Real Property Lease grants Tenant, Aero Metal, an option to purchase the leased premises for a total price of $506,000.  The option is exercisable by Tenant at any time from and after 90 days after the effective date of the Real Property Lease until the end of the Lease Term.  Tenant may deduct from the purchase price the advanced rentals paid for Lease periods remaining after closing of the purchase.

Tenant Aero Metals is required to exercise the Purchase Option if it receives acceptable incentives from an appropriate Economic Development agency.  In the event that acceptable incentives are not granted, this will have a determinant effect on Aero Metals' decision to exercise the Purchase Option.

The Real Property Lease is stated to be a net, net, net lease.  The parties intend that Tenant pays all charges connected with the Leased Premises other than mortgage payments, interest, and any other charges that are appropriately the Seller's.  Tenant has responsibility for all taxes, assessments and levies against the leased premises in effect after the lease commencement date.

Tenant is required to maintain public liability insurance with respect to the leased property for specified amounts, and not less than full replacement cost.  Proceeds of insurance shall be payable to Landlord unless Tenant elects to repair the premises.

The Real Property Lease contains various provisions dealing with extraordinary events and allocating the responsibilities, benefits and costs between the parties.

Asset Purchase Agreement
Aero Metal, Aero, Servotronics and the sole shareholder of Aero (See related party reference/paragraph), have concurrently entered into an Asset Purchase Agreement pursuant to which Aero Metal will acquire intellectual properties of Aero, all transferable Authorizations, and claims of Aero against third parties relating to the purchased assets.  Aero Metal may hire Aero current employees as employees at will, but is not obligated to do so.  Aero Metal is not obligated to pay any compensation, benefits or other claims of employees or former employees of Aero up to the date of Aero Metal hiring such individuals.  Servotronics is a party to the Agreement for the sole purpose of guaranteeing the performance of its subsidiary, Aero Metal, under the Agreement.

Aero has made other representations and covenants to Aero Metal with respect to outstanding claims or judgments against it and representations on other matters commonly addressed by sellers in asset purchase agreements, including provisions with respect to claims for indemnification under this sale agreement.

If Aero Metal exercises its option to purchase the Real Property in accordance with the terms of the Real Property Lease, then after the closing of such purchase (the "Real Estate Closing"), Aero Metal will pay to Aero as Seller earn out payments ("Earn Out Payments") equal to 5% of the Net Sales of Aero Metal Products post-closing and after the operating EBITDA (earnings before interest, taxes, depreciation and amortization), excluding all non-operating, one-time non-recurring expenses of the Post-Closing Business, exceeds One Hundred Thousand Dollars ($100,000) annually.  Such earn out calculation will reset at the beginning of each fiscal year of Buyer.  Buyer will make the Earn Out Payments for each fiscal year within 120 days after the close of such fiscal year.  The $100,000 target will be prorated for the portion of the fiscal year in which the Real Estate Closing occurs and the Post-Closing Business is conducted by Buyer to determine whether Seller is entitled to receive Earn Out Payments for such year.  The minimum aggregate amount of Earn Out Payments Buyer is required to pay to Seller under this Agreement is Zero Dollars ($0.00), and the maximum aggregate amount is Six Hundred Thousand Dollars ($600,000.00).

Seller and its sole shareholder provide a covenant of non-competition in certain geographical areas of the United States with the products to be manufactured by Aero Metal under this Agreement (except that each of them may be a holder of up to 1% of the outstanding stock of a publicly-traded competitor, but they cannot participate in the activities of such a competitor).  This covenant specifically does not prohibit the sole shareholder or her spouse from acting as an officer, director, employee or a promoter of the business of Aero Metal or any affiliate of Aero Metal.

The foregoing summaries of the agreements governing the transactions involving Servotronics, its subsidiary Aero Metal, and Aero, do not include every provision of these agreements.  The reader is referred to Exhibits 10.1 through 10.3 to this Form 8-K which contain the entire text of the agreements.

This is a Related Party Transaction.
The foregoing transactions involve the acquisition or leasing by a wholly-owned subsidiary of Servotronics, Inc. of assets of Aero, Inc.  The sole shareholder of Aero, Inc. is the wife of the Executive Vice President, Chief Operating Officer, a Director and shareholder of Servotronics, Inc.; who is the son of the Chairman of the Board of Directors, Chief Executive Officer, President and shareholder of Servotronics, Inc.

This transaction was submitted to the Audit Committee of the Board of Directors for its consideration.  The Audit Committee is composed only of Independent Directors.  After consideration and discussion by the Audit Committee, it approved this transaction and recommended to the Board of Directors that the Board approve this transaction.  The Board of Directors complied with the recommendation and approved the transaction.

Item 9.01.                      Financial Statements and Exhibits

The following are filed as exhibits to this Current Report on Form 8-K:

10.1           Personal Property Lease dated as of November 3, 2009 between Aero Metal Products, Inc., Aero, Inc. and Servotronics, Inc.

10.2           Lease Agreement dated as of November 3, 2009 between Aero, Inc., Aero Metal Products, Inc., and Servotronics, Inc.

10.3           Asset Purchase Agreement dated as of November 3, 2009 between Aero Metal Products, Inc., Aero, Inc. and Servotronics, Inc.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:           November 3, 2009

Servotronics, Inc.

By:	/s/ Cari L. Jaroslawsky
Cari L. Jaroslawsky
Chief Financial Officer